Lifecore Biomedical Completes Incremental Liquidity Initiatives

Recent Initiatives Provide Approximately $8 Million of Non-Dilutive, Incremental Liquidity through Various Amendments with Lenders

CHASKA, Minn., May 16, 2024 (GLOBE NEWSWIRE) -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) (“Lifecore” or the “Company”), a fully integrated contract development and manufacturing organization (“CDMO”), announced certain incremental liquidity measures and housekeeping matters related to divested businesses through a series of 8-K filings over the past week.

James G. Hall, President and Chief Executive Officer of Lifecore, commented, “We believe these incremental liquidity improvements will provide Lifecore with additional financial resources to continue to achieve its business objectives. During fiscal year 2024, and with the approximately $8 million of incremental liquidity improvements recently announced, we have now added up to approximately $18.5 million in non-dilutive incremental liquidity. We are excited about working with our new independent auditor, BDO, as we seek to get current on our public filings as promptly as possible, and successfully closing out our fiscal year at the end of May.”

Lender Updates
On May 2, 2024, the Company entered into an amendment related to its contract manufacturing agreement with its term lender and customer, in which the lender made a prepayment in the amount of $5.5 million in cash as an advance on future purchases. Under the terms, the lender is entitled to apply the prepayment towards invoices issued by the Company within the scope of the agreement during calendar year 2026.

On May 10, 2024, the Company also entered into the Seventh Amendment to the ABL Loan Agreement with its ABL lender to execute a “first-in, last-out” tranche of revolving loans under the ABL Loan Agreement (the “FILO Amendment”). While not increasing the overall revolver commitment of $40 million, the FILO Amendment provides for up to approximately $2.5 million of incremental revolving loan capacity to the Company, subject to a variable cap, without changing the collateral. In connection with the FILO Amendment, the margin rate applicable to the borrowings pursuant to the FILO Amendment was increased to SOFR plus 4.25%, which is expected to increase annual cash interest expense by approximately $44,000 assuming $2.5 million in FILO tranche borrowings thereunder. The maximum capacity of permitted borrowings pursuant to the FILO Amendment will be reduced on a monthly basis commencing October 1, 2025.

Subsidiary Assignment for the Benefit of Creditors
On May 15, 2024, the Company entered into an assignment for the benefits of creditors related to the remaining assets and liabilities of its wholly owned subsidiary, Curation Foods, Inc, to facilitate the finalization of the winding down of that entity. Pursuant to the terms of the assignment, the assignee will seek to monetize any remaining assets of Curation Foods, Inc., and settle any remaining liabilities of that entity.

Liquidity Update
As of April 21, 2024, the end of the Company’s period 11 fiscal month, the Company’s total term and ABL revolver debt (excluding debt discount and issuance costs) and cash was $178.9 million and $3.0 million, respectively, compared to the previously reported $180.7 million and $3.2 million, respectively, for the fiscal 2024 third quarter ended February 25, 2024. Giving effect to the incremental liquidity increases announced today, on a pro forma basis, total debt and cash as of April 21, 2024 would have been $178.9 million and $11.0 million, respectively.

Incentive Plan Amendment
On May 1, 2024, the Compensation Committee and the Board approved an amendment to the Company’s 2024 Annual Incentive Plan as it relates to James G. Hall and John D. Morberg, the Company’s executive officers. Under the terms of the amendment, any cash incentive amount that would have been earned by Mr. Hall and Mr. Morberg under the 2024 Annual Incentive Plan will be paid in fully vested, unrestricted shares of common stock of the Company.

About Lifecore Biomedical
Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of complex sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Lifecore’s website at www.lifecore.com.

Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. In addition, all statements regarding our preliminary estimates of historical financial data for the Historical Periods, current operating and financial expectations in light of historical results, anticipated capacity and utilization, anticipated liquidity, and anticipated future customer relationships usage are forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the Company’s results from operations and ability to maintain its borrowing capacity, the competition of the Company’s financial closing procedures, the Company’s ability to successfully enact its business strategies, including with respect to installation, capacity generation and its ability to attract demand for its services, the Company’s ability to become current with its reports with the Securities and Exchange Commission (the “SEC”), and the timing thereof, the Company’s ability to regain compliance with applicable listing standards under Nasdaq, and its ability expand its relationship with its existing customers or attract new customers, the impact of inflation on the Company’s business and financial condition, indications of a change in the market cycles in the CDMO market; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates, access to capital; and other risk factors set forth from time to time in the Company’s SEC filings, including, but not limited to, the Annual Report on Form 10-K for the year ended May 28, 2023 (the “2023 10-K”). For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in the 2023 10-K. Forward-looking statements represent management’s current expectations as of the date hereof and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Lifecore Biomedical, Inc. Contact Information:
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com